KPMG LLP

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               Consent of Independent Certified Public Accountants


The Board of Directors
Potlatch Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-00805, 33-28220, 333-17145, 33-30836, 33-54515, 333-12017 and 333-28079) on
Form S-8 of Potlatch Corporation of our report dated January 26, 2000, relating to the balance sheets of Potlatch Corporation and consolidated subsidiaries as of December 31, 1999 and 1998 and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the December 31, 1999 annual report on Form 10-K of Potlatch Corporation.




                                                KPMG LLP

March 29, 2000


                                                                 Exhibit (23)